Exhibit 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (“Agreement”) is made this 1st day of June 2023 (the “Effective Date”) by and between ACORN ENERGY, INC., a corporation organized under the laws of Delaware (the “Company”) and TRACY CLIFFORD CONSULTING, LLC, a limited liability company organized under the laws of South Carolina (“Consultant”), and amends, restates and replaces in its entirety the Amended and Restated Consulting Agreement dated as of June 1, 2022 by and between Company and Consultant. The Company and Consultant may be referred to herein collectively as the “Parties” or individually as a “Party”.

WHEREAS, Tracy Clifford (“Clifford”) is the owner of Consultant;

WHEREAS, the Company desires to retain Consultant as an independent contractor to provide to Company Clifford’s services as Chief Financial Officer (“CFO”) of the Company and Chief Operating Officer (“COO”) of the Company’s OmniMetrix, LLC subsidiary (“OmniMetrix”), and Consultant desires to provide such services to the Company; and

WHEREAS, the Company and the Consultant wish to enter into an agreement with respect to the provision of such services upon the terms provided herein;

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Nature and Term of Consultant Position.

(a) Consultant will provide Clifford’s services to the Company during the Consulting Term (as defined below) in the nature of certain financial-related and other consulting services as CFO for the Company and COO of OmniMetrix, as reasonably may be requested of Consultant by the Chief Executive Officer or other designated officer of the Company (“Consulting Services”).

(b) Company will use the Consulting Services of Consultant, and Consultant will provide such Consulting Services to the Company, from June 1, 2023, through the earlier of (i) the date of its termination as provided in Section 1(c) and (ii) June 1, 2024 (the “Consulting Term”). This Agreement shall automatically renew for an additional one-year Consulting Term upon the expiration of each Consulting Term unless otherwise terminated as provided in Section 1(c).

(c) This Agreement will terminate immediately upon the death or disability of Clifford. Consultant may terminate this Agreement, for any reason or no reason at all, upon thirty (30) days written notice to the Company. The Company may terminate this Agreement, for cause or for any other reason or no reason at all, effective immediately upon written notice to Consultant. In the event of such termination by the Company other than for cause, Consultant shall be entitled to a continuation, for a period of six months following the date of such termination by the Company, of the monthly cash compensation in effect for the Consulting Services at the time of such termination by the Company.

(d) Clifford will be an independent contractor and not an Employee of Company and will determine how to accomplish tasks as may be assigned by the Company. Each party is responsible for all its own tax matters related to this Agreement. Consultant shall solely be responsible for determining and paying any and all taxes, withholdings, levies and assessments on any compensation payable hereunder. Company shall not be responsible for payment of workers’ compensation, disability benefits, unemployment, medical or life insurance or income tax withholding or other taxes for Consultant. Clifford acknowledges that she will not have the right to be included in any employee benefit plans that may be provided to employees of Company.

(e) With respect to the provision of Consulting Services as CFO of the Company, Clifford shall perform reasonable, usual and customary duties of a CFO and shall act as principal accounting officer and principal financial officer of the Company as defined in applicable regulations of the Securities and Exchange Commission. Consultant warrants that Clifford has no outstanding agreement or obligation that conflicts with any of the provisions of this Agreement, or that would preclude or in any way compromise Consultant or Clifford or breach any duty of confidentiality owed by Consultant or Clifford to others, arising from compliance with the provisions hereof. The Parties acknowledge that Consultant and Clifford provide and will continue to provide related consulting services to other clients.

(f) If prior commitments preclude Clifford from performing any Consulting Services when requested by the Company, the Parties will determine a revised schedule that reasonably accommodates both commitments; except that in the event of an emergency, Clifford will be available at least telephonically. All out-of-pocket travel expenses shall be handled as provided in Section 2(a).

(g) During the Consulting Term, Clifford may be located anywhere in the United States of America provided that Clifford remains available to Company by means of telephone and emails.

2. Compensation and Payment.

(a) Consultant will be compensated in cash at the rate of $17,500.00 per month for performance of the Consulting Services. Company shall reimburse Consultant for reasonable and necessary expenses, related to all travel or otherwise, which shall include but is not limited to airline, hotel, transportation, and meals. The Company shall pay Consultant monthly by no later than the 1st of each month, which shall be paid in advance of the month worked.

(b) As additional compensation for the Consulting Services, on June 1, 2023, and on each subsequent anniversary of June 1, 2023, so long as this Agreement has not been terminated, Company shall grant Clifford 100,000 stock options exercisable at an exercise price equal to the then-current stock price. Twenty-five percent (25%) of the options shall be vested immediately as of the date of grant; the remaining options shall vest in three equal increments on September 1, December 1 and March 1 during the first nine months following the date of grant. The exercise period and other terms shall otherwise be substantially the same as the terms of the options granted by the Company to its outside directors.

(c) Company shall have Directors and Officers insurance and errors and omissions liability insurance in the amount of $3.0 million dollars ($3,000,000), naming Consultant as additional insured as chief financial officer or alternatively shall provide a letter from the carrier confirming that Clifford is a person covered under the policy on the same basis as the other executive officers of the Company. Company shall provide a copy of the policy declaration page, or the equivalent, to the Consultant upon the activation of the policy and thereafter annually as evidence of current compliance with its insurance obligation under this Agreement. Company shall pay the premium on all such liability insurance.

3. Liabilities, Indemnification and Warranties

(a) It is understood and agreed that Consultant’s services will include advice and recommendations to Company management, but all decisions in connection with the application and use of such advice shall be the sole and exclusive responsibility and decision of Company. Company shall be responsible for the accuracy, integrity and completeness of all data and information provided to Consultant for purposes of performance of the Consulting Services. Consultant shall not be under any obligation to search for errors or flaws in Company’s data.

(b) Company shall fully indemnify, defend and hold harmless Consultant, its members, officers, consultant, employees, agents, and successors from and against any and all losses, claims, liability, damages, demands, suits, actions, costs, expenses (including, without limitation, settlement costs, attorney’s fees and court costs) directly or indirectly related to or in connection with this Agreement, Consultant’s performance or failure to perform under this Agreement other than as may arise from Clifford’s gross negligence or willful misconduct.

4. Confidentiality

(a) Consultant shall not disclose any information of Company (“Confidential Information”), relating to (i) the customers, clients, employees and accounts; (ii) business methods, systems, plans, policies, and personnel; or (iii) the technical data, trade secrets, or know-how, including, but not limited to, research, product plans, products, services, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware, configuration information, marketing, taxes, finances or other business information, either directly or indirectly, whether in writing, orally or by drawings or inspection of parts or equipment. All such information is considered Confidential Information, whether or not marked as such, and is the sole and exclusive property of the Company. This provision will survive the termination of this Agreement for a period of three (3) years unless disclosures is required pursuant to court order.

(b) Consultant acknowledges that the services to be rendered by the Consultant are of a special, unique and extraordinary character, and in connection with such services, Consultant will have access to Confidential Information vital to Company’s business. By reason of this, Consultant agrees that if Consultant violates any of the provisions of this Agreement with respect to confidentiality, Company would sustain irreparable harm, and therefore, in addition to any other remedies that Company may have as provided by law, Company will be entitled, without proof or bond, to equitable relief, including specific performance and an injunction restraining Consultant from committing or continuing any such violation of this Agreement.

(c) Except to the extent necessary to perform the Consulting Services to be performed by Consultant under this Agreement, Consultant will not copy, reproduce, use, distribute, disclose or otherwise disseminate the Confidential Information, or any physical embodiment thereof, and will in no event take any action causing, or fail to take any action necessary in order to prevent, any Confidential Information disclosed to or developed by Consultant to lose its character as or cease to be Confidential Information.

5. Notices.

(a) At any time upon written request of Company, and in the event upon termination of this Agreement for any reason, Consultant will promptly deliver to Company or destroy upon direction of the Company all property belonging to Company, including without limitation all Confidential Information and all embodiments thereof then in its use, custody, control or possession. Compliance with this Section shall not operate to limit Company’s rights to enforcement of this or any other covenant, including enforcement by injunctive relief.

(b) Any notice, request, demand or other communication required or permitted to be given under this Agreement will be sufficient if in writing, and if delivered personally, or sent by Priority, Certified or Registered mail to the Party’s last known address.

6. Assignment.

This Agreement will inure to the benefit of, and be binding upon Company and its successors and assigns. This Agreement will be binding on Consultant, Consultant’s successors, assigns, heirs, executors or administrators, and legal representatives. However, this Agreement will not be assignable by Consultant nor the Company.

7. Severability

The provisions of this Agreement are deemed by the Parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any other provision.

8. Applicable Law

This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to choice of law rules.

9. Acknowledgements.

The Parties acknowledge and agree that: (a) each has read and understands the terms and conditions stated in this Agreement; (b) each has had the opportunity to consult with independent counsel and that each has, in fact, availed itself of such right; (c) each is bound by the terms and conditions of this Agreement; (d) this Agreement is made, entered into and is effective as of the Effective Date; (e) that each Person signing on behalf of each Party has the requisite right, power and authority to execute this Agreement on behalf of said Party; and (f) each Party contributed to the drafting of this Agreement and as such, any ambiguity should not be construed in favor of or against one Party or the other.

10. Counterparts.

This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of both Parties. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, and any facsimile or other scanned copy of a signed copy of this Agreement shall constitute an original for all purposes.

11. Limitation on Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS, OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF, EXCEPT (A) IN CONNECTION WITH THE INDEMNIFICATIONS OBLIGATIONS HEREIN OR (B) TO THE EXTENT THAT SUCH DAMAGES WERE ACTUALLY PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM.

12. Entire Agreement.

This is the entire Agreement of the Parties, and there are no other outstanding Agreements, provisions, or Schedules on the subject matters not set forth herein. This Agreement may not be amended except by a writing signed by all Parties.

13. Representation.

Both Parties have had the opportunity to seek legal counsel regarding any and all aspects of this Agreement.

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IN WITNESS WHEREOF, the Parties have set their hands and seals as of the day and year first above written.

ACORN ENERGY, INC.

By:
Jan H. Loeb, President and CEO

TRACY CLIFFORD CONSULTING, LLC

By:
Tracy Clifford, Member